EXHIBIT 21

                               WESTWOOD ONE, INC.
                              LIST OF SUBSIDIARIES


WESTWOOD ONE RADIO, INC.

WESTWOOD ONE RADIO NETWORKS, INC.

WESTWOOD NATIONAL RADIO CORPORATIONS, INC.

WESTWOOD ONE STATIONS GROUP, INC.

WESTWOOD ONE STATIONS - NYC, INC.

WESTWOOD ONE PROPERTIES, INC.

METRO NETWORKS, INC.

METRO NETWORKS COMMUNICATIONS, INC.

METRO NETWORKS SERVICES, INC.

METRO NETWORKS COMMUNICATIONS, LIMITED PARTNERSHIP